Exhibit 10.5

WALTER INDUSTRIES

EXECUTIVE DEFERRED COMPENSATION

AND

SUPPLEMENTAL RETIREMENT PLAN

AMENDED & RESTATED

AS OF

JANUARY 1, 2005

WALTER INDUSTRIES

EXECUTIVE DEFERRED COMPENSATION

AND

SUPPLEMENTAL RETIREMENT PLAN

WALTER INDUSTRIES

EXECUTIVE DEFERRED COMPENSATION

AND

SUPPLEMENTAL RETIREMENT PLAN

ARTICLE I

Purpose

Walter Industries, Inc. (the “Company”) previously established the Walter Industries Executive Deferred Compensation Plan (the “Plan”) and the Walter Industries, Inc. Supplemental Profit Sharing Plan (the “Supplemental Plan”) for a select group of key management and highly compensated personnel to ensure that the Company’s and its Related Employer’s compensation program will attract, retain and motivate qualified personnel. The Plan is hereby amended and restated effective as of January 1, 2005 to provide for the merger of the Supplemental Plan into the Plan and to rename the Plan the “Walter Industries Executive Deferred Compensation and Supplemental Retirement Plan”. The purpose of this Plan is to provide certain key management and highly compensated employees who contribute or who are expected to contribute substantially to the success of the Company and its Related Employers with the opportunity to defer the receipt of compensation and to permit certain employees of the Company and its Related Employers who participate in the Walter Industries, Inc. Retirement Savings Plan to receive contributions equal to amounts in excess of the limitations on contributions imposed by Section 415 and 401(a)(17) of the Code, on defined contribution plans. The Plan is intended to be an unfunded plan.

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ARTICLE II

Definitions

Whenever used hereinafter, the following terms shall have the meaning set forth below.

(a)           “Account” or “Accounts” shall mean a Participant’s Deferred Compensation Account, and/or Supplemental Retirement Account as described in Article VI. These Accounts are bookkeeping accounts that represent a Participant’s hypothetical interest with respect to the amounts credited to such Accounts in accordance with Article VI.

(b)           “Beneficiary” shall mean the person or persons designated by the Participant made on a form prescribed by and filed with the Plan Administrator, and may be changed at any time by filing a new form with the Plan Administrator. If the Participant has designated no beneficiary, or if no beneficiary that he has designated survives him, then such unpaid amounts shall be paid to his estate. In the event of any dispute as to the entitlement of any beneficiary, the Plan Administrator’s determination shall be final, and the Plan Administrator may withhold any payment until such dispute has been resolved.

(c)           “Board” or “Board of Directors” shall mean the board of directors of the Company.

(d)           “Change in Control” of the Company shall mean the occurrence of any one (1) or more of the following events:

(1)           A change in the effective control of the Company, which occurs only on either of the following dates:

(A)          The date any Person or more than one Person acting as a group (other than the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company representing more than thirty percent (30%) of the total voting power of the stock of the Company; or

(B)          The date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

provided that, in any event, the transaction must constitute a “change in the effective control” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5)(vi).

(2)           The date any Person or more than one Person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) all or substantially all of the Company’s assets; provided that the transaction must constitute a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5)(vii).

Notwithstanding the foregoing, in no event shall a Change in Control of the Company be deemed to have occurred if the Company undergoes a strategic realignment of its businesses (such as a split-up or spin-off transaction), with or without a shareholder vote.

(e)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)            “Company” shall mean Walter Industries, Inc. and its successors.

(g)           “Compensation” shall mean the same as “Compensation” under the Qualified Plan.

(h)           “Deferred Compensation Account” shall mean the Account established pursuant to Article VI, Section (a)(1), to hold Participant deferrals under the Plan.

(i)            “Effective Date” shall mean, for purposes of this amendment and restatement, January 1, 2005. The Plan was originally effective January 1, 2002. The Walter Industries, Inc. Supplemental Profit Sharing Plan was originally effective June 16, 1983.

(j)            “Participant” shall mean any employee of the Company or a Related Employer who is covered by this Plan as provided in Article IV.

(k)           “Performance Based Compensation” shall mean compensation where the amount of, or entitlement to, the compensation is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least 12 months in which the Participant performs services. Organizational or individual performance criteria are considered preestablished if established, in writing, by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance Based Compensation may include payments based on performance criteria that are not approved by a compensation committee of the Board of Directors, or by the shareholders or members of the Company. Notwithstanding any provisions above to the contrary, Performance Based Compensation does not include any amount or portion of any amount that shall be paid either regardless of performance, or based upon the level of performance that is substantially certain to be met at the time the criteria is established.

(l)            “Person” shall have the meaning ascribed to such term in the Code and Treasury Regulations.

(m)          “Plan” shall mean the Walter Industries Executive Deferred Compensation and Supplemental Retirement Plan hereby amended and restated and as it may be further amended from time to time.

(n)           “Plan Administrator” shall mean the Retirement Plans Administrative Committee that has been appointed from time to time by the Board of Directors of the Company to serve as the Plan Administrator for the Plan.

(o)           “Plan Year” shall mean the 12-month period ending on December 31.

(p)           “Qualified Plan” shall mean the Walter Industries, Inc. Retirement Savings Plan, as amended, and each predecessor, successor or replacement profit sharing arrangement.

(q)           “Qualified Plan Contribution” shall mean the total of all profit sharing contributions and/or matching contributions made by the Company or a Related Employer for the benefit of a Participant as well as any forfeitures allocated to a Participant’s Account under and in accordance with the terms of the Qualified Plan in any Plan Year.

(r)            “Related Employer” shall mean any affiliate of the Company who adopts the Plan with the consent of the Company.

(s)            “Separation from Service” shall mean the Participant’s termination of employment with the employer within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h). For this purpose, the “employer” is the Company and every entity or other person which collectively with the Company constitutes a single service recipient (as that term is defined in Treasury Regulations Sections 1.409A-1(g)) as the result of the application of the rules of Treasury Regulations Sections 1.409A-1 (h)(3); provided that an 80% standard (in lieu of the default 50% standard) shall be used for purposes of determining the service recipient/employer for this purpose.

(t)            “Service Recipient” means the Company or an affiliate of the Company for which the Employee performs services and any affiliates of the Company or a subsidiary of the Company that are required to be considered a single employer under Sections 414(b) and 414(c) of the Code.

(u)           “Specified Employee” means a key employee of the Service Recipient within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulations Section 1.409A-1(i), as determined in accordance with the procedures adopted by the Company that are then in effect, or, if no such procedures are then in effect, in accordance with the default procedures set forth in Treasury Regulations Section 1.409A-1(i).

(v)           “Supplemental Retirement Account” shall mean the Account established pursuant to Article VI, Section (a)(2) to hold Supplemental Retirement Contributions.

(w)          “Supplemental Retirement Contribution” shall mean the contribution made by the Company or a Related Employer for the benefit of a Participant under and in accordance with the terms of the Plan in any Plan Year.

(x)           “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising from the events beyond the control of the Participant. The need to pay for medical expenses, including nonrefundable deductibles, as well as for the cost of prescription drug medication may constitute an unforeseeable emergency. The need to pay for the funeral expenses of a spouse, a Beneficiary, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) may also constitute an unforeseeable emergency. Except as otherwise provided in this paragraph, the purchase of a home and payment of college tuition are not unforeseeable emergencies.

ARTICLE III

Administration

(a)           Plan Administrator. The Plan Administrator shall have complete control and discretion to manage the operation and administration of the Plan. Not in limitation, but in amplification of the foregoing, the Plan Administrator shall have the following powers:

(1)           To determine all questions relating to the eligibility of employees to participate or continue to participate;

(2)           To maintain all records and books of account necessary for the administration of the Plan;

(3)           To interpret the provisions of the Plan and to make and to publish such interpretive or procedural rules as are not inconsistent with the Plan and applicable law;

(4)           To compute, certify and arrange for the payment of benefits to which any Participant or Beneficiary is entitled;

(5)           To process claims for benefits under the Plan by Participants or beneficiaries;

(6)           To engage consultants and professionals to assist the Plan Administrator in carrying out its duties under this Plan; and

(7)           To develop and maintain such instruments as may be deemed necessary from time to time by the Plan Administrator to facilitate payment of benefits under the Plan.

(b)           Plan Administrator’s Authority. The Plan Administrator may consult with Company officers, legal and financial advisers to the Company and others, but nevertheless the Plan Administrator shall have the full authority and discretion to act, and the Plan Administrator’s actions shall be final and conclusive on all parties.

(c)           Claims and Appeal Procedure for Denial of Benefits. A Participant or a Beneficiary (the “Claimant”) may file with the Plan Administrator a written claim for benefits if the Participant determines the distribution procedures of the Plan have not provided him his proper interest in the Plan. The Plan Administrator must render a decision on the claim within a reasonable period of time of the Claimant’s written claim for benefits. The Plan Administrator must provide adequate notice in writing to the Claimant whose claim for benefits under the Plan the Plan Administrator has denied. Notice must be provided to the Claimant within a reasonable period of time, but not later than 90 days (45 days in the case of a claim for disability benefits) after the receipt of a claim. If the Plan Administrator determines the additional time is needed,

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written notice will be forwarded to the Participant prior to the expiration of the 90-day period (45 days in the case of a claim for disability benefits). The extension will not exceed 90 days (30 days in the case of a claim for disability benefits) from the end of the initial period. The Plan Administrator’s notice to the Claimant must set forth:

(1)           The specific reason for the denial;

(2)           Specific references to pertinent Plan provisions on which the Plan Administrator based its denial;

(3)           A description of any additional material and information needed for the Claimant to perfect his claim and an explanation of why the material or information is needed;

(4)           Appropriate information as to the steps to be taken if the Claimant wants to submit the claim for review; and

(5)           In the case of disability benefits, where disability is determined by a physician appointed by the Plan Administrator, the specific basis for the determination of the physician.

Any appeal the Claimant wishes to make of an adverse determination must be made in writing to the Plan Administrator within sixty (60) days (or 180 days in the case of a claim for disability benefits where the disability is determined by a physician chosen by the Plan Administrator) after receipt of the Plan Administrator’s notice of denial of benefits. The Plan Administrator’s notice must further advise the Claimant that his failure to appeal the action to the Plan Administrator in writing will render the Plan Administrator’s determination final, binding and conclusive. The Plan Administrator’s notice of denial of benefits must identify the name and address of the Plan Administrator to whom the Claimant may forward his appeal.

If the Claimant should appeal to the Plan Administrator, he, or his duly authorized representative, must submit, in writing, whatever issues and comments he, or his duly authorized representative, believes are pertinent. The Claimant, or his duly authorized representative, may review pertinent Plan documents free of charge. The Plan Administrator will re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Plan Administrator must advise the Claimant of its decision within 60 days following (45 days in the case of a claim for disability benefits) the Claimant’s written request for review. If the Plan Administrator determines the additional time is needed, written notice will be forwarded to the Participant prior to the expiration of the 60-day period. The extension will not exceed 60 days (45 days in the case of a claim for disability benefits) from the end of the initial period.

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ARTICLE IV

Eligibility and Participation

(a)           Deferral Contributions. For purposes of making deferral elections in accordance with paragraph (a) of Article V, the Plan Administrator, in its sole discretion, shall determine those employees of the Company or a Related Employer eligible to participate in the Plan. Accordingly, an employee of the Company or a Related Employer who, in the opinion of the Plan Administrator based upon its then current guidelines, has contributed or is expected to contribute significantly to the growth and successful operations of the Company or a Related Employer and who meets any additional criteria for eligibility that the Plan Administrator, in its sole discretion, may adopt from time to time. An eligible employee shall become a Participant for purposes of making deferral elections upon being notified by the Company and making the required elections under Article V.

(b)           Supplemental Retirement Contributions. Notwithstanding anything in the Plan to the contrary, Employees of the Company or Related Employer who participate in the Qualified Plan and who are restricted by the limitations on employer matching or profit sharing contributions imposed by Code Sections 415 and 401 (a)(17) shall automatically become Participants in the Plan for purposes of receiving Supplemental Retirement Contributions a described in paragraph (d) of Article V.

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ARTICLE V

Deferral Elections and Supplemental Retirement Contributions

(a)                                  Deferral Procedures.

(1)                                  Any Participant may elect to defer for any calendar year all or any portion of his base salary and/or cash bonus payable during such calendar year as may be permitted by the Plan Administrator in its discretion; provided, however, that the minimum annual deferral amount from a Participant’s base salary shall be $2,000.

(2)                                  (A)                              Any deferral election permitted under this paragraph (a) shall be in writing, signed by the Participant. Any election to defer a portion of base salary or cash bonus (including Performance Based Compensation) must be delivered to the Plan Administrator prior to the January 1 of the calendar year in which the base salary or cash bonus (including Performance Based Compensation) to be deferred is otherwise earned.

(B)                                Notwithstanding the foregoing, an election may be made by a Participant to defer base salary or cash bonuses earned subsequent to his deferral election within the 30-day period following a Participant’s initial eligibility to participate in the Plan.

(3)                                  A Participant’s deferral election shall remain in effect until modified or revoked. Except as provided in subparagraph (4) below, any modification or revocation will not be effective until the January 1 next following the date the modification or revocation is received by the Plan Administrator.

(4)                                  A Participant may only cancel a deferral election during the Plan Year with respect to which such election is in effect due to an Unforeseeable Emergency or if necessary to receive a hardship distribution from a qualified cash or deferred arrangement pursuant to income Treasury Regulation Section 1.401(k)-1(d)(3). The Participant may make a new deferral election pursuant to the provision of subparagraph (2) above, which new election shall only apply to amounts earned by the Participant after the end of the calendar year in which such new election is delivered to the Plan Administrator.

(b)                                 Election Forms. Any election by a Participant under this Article V shall be made on a form or forms prescribed by the Plan Administrator (the terms of which are incorporated herein by reference), and shall specify the amount of compensation to be deferred.

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(c)                                  Revocation or Change. Any permitted revocation of or change in any deferral election under this Article V shall be in writing and shall be on such form as may be approved by the Plan Administrator.

(d)                                 Supplemental Retirement Contributions.

(1)                                  For any Plan Year, the Company or a Related Employer may, in its discretion, credit a Participant with a Supplemental Retirement Contribution in an amount equal to the difference between (1) and (2) below:

(A)                              The Qualified Plan Contribution which would have been contributed to the Qualified Plan on behalf of the Participant for the Plan Year without giving effect to any reduction in the Qualified Plan Contribution required by the limitations imposed by Code Sections 415 or 401(a)(17) on the Qualified Plan;

LESS

(B)                                The amount of the Qualified Plan Contribution actually contributed to the Qualified Plan on behalf of the Participant for the Plan Year.

(2)                                  Supplemental Retirement Contributions made for the benefit of a Participant for any Plan Year shall be credited to a Supplemental Retirement Contribution Account maintained under the Plan in the name of such Participant within thirty (30) days after the profit sharing contribution under the Qualified Plan is allocated to the Participant’s accounts in the Qualified Plan.

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ARTICLE VI

Participant Accounts and Investment of Deferred Amounts

(a)                                  In General.

(1)                                  Any compensation deferred pursuant to Section (a) of Article V of this Plan shall be recorded by the Plan Administrator in a Deferred Compensation Account maintained in the name of the Participant. The Deferred Compensation Account shall be credited with all amounts that have been deferred by the Participant during the Plan Year pursuant to Article V, Section (a), and such Account shall be charged from time to time with amounts that are distributed to the Participant from such Account.

(2)                                  Any Supplemental Retirement Contributions credited pursuant to this Plan shall be recorded by the Plan Administrator in a Supplemental Retirement Account maintained in the name of the Participant. The Supplemental Retirement Account shall be credited with all Supplemental Retirement Contributions that have been credited to the Participant during the Plan Year pursuant to Article V, and such Account shall be charged from time to time with all amounts that are distributed to the Participant from such Account.

(3)                                  All amounts that are credited to a Participant’s Accounts shall be credited solely for purposes of accounting and computation. A Participant shall not have any interest in or right to such Accounts at any time.

(b)                                 Subject to Claims. The Plan constitutes an unsecured promise by the Company or Related Employer to pay benefits in the future. Participants shall have the status of general unsecured creditors of the Company or Related Employer. The Plan is unfunded for Federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. All amounts credited to a Participant’s Accounts will remain the general assets of the Company or Related Employer and shall remain subject to the claims of the Company’s or Related Employer’s creditors until such amounts are distributed to the Participants.

(c)                                  Crediting of Interest.

(1)                                  The Plan Administrator shall allow a Participant to make a hypothetical allocation of the amounts credited to his Accounts among investment options/indices that the Plan Administrator shall make available from time to time. The Plan Administrator shall establish procedures regarding Participant investment allocations as are necessary, which procedures shall be communicated to the Participants.

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(2)                                  A Participant’s Accounts shall be credited at least monthly with interest equal to the aggregate/weighted average return on the investment options/indices selected by the Participant, less expenses.

(d)                                 Valuation; Annual Statement. The value of a Participant’s Accounts shall be determined by the Plan Administrator and the Plan Administrator may establish such accounting procedures as are necessary to account for the Participant’s interest in the Plan. Each Participant’s Account shall be valued as of the last day of each Plan Year or more frequently as determined by the Plan Administrator. The Plan Administrator shall furnish each Participant with an annual statement of his Accounts.

(e)                                  Accounting Procedures. The Plan Administrator shall establish such accounting procedures as are necessary to implement the provisions of the Plan.

(f)                                    Establishment of Trust.

(1)                                  The Company may establish one or more trusts located in the United States substantially in conformance with the terms of the model trust described in Revenue Procedure 92-64 to assist in meeting its obligations to Participants under this Plan. Except as provided in paragraph (b) above and the terms of the trust agreement, any such trust or trusts shall be established in such manner as to permit the use of assets transferred to the trust and the earnings thereon to be used by the trustee solely to satisfy the liability of the Company in accordance with the Plan.

(2)                                  The Company, in its sole discretion, and from time to time, may make contributions to the trust. Unless otherwise paid by the Company, all benefits under the Plan and expenses chargeable to the Plan shall be paid from the trust.

(3)                                  The powers, duties and responsibilities of the trustee shall be as set forth in the trust agreement and nothing contained in the Plan. either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the trustee.

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ARTICLE VII

Plan Benefits and Distributions

(a)                                  Plan Benefit. Subject to the remainder of this Article, a Participant shall be entitled to receive a benefit under this Plan equal to the amounts credited to his Accounts upon a Separation from Service, death or a Change in Control.

(b)                                 Timing of Payment.

(1)                                  Unless a Participant makes an election in accordance with paragraph (2) below, a Participant’s distributions on account of a Separation from Service shall commence as of the first day of the second month following such Participant’s Separation from Service; provided, however, that any distribution to Specified Employees of the Company or a Related Employer will commence on the first day of the seventh month following the date that the Participant incurs a Separation from Service. In the event that a Specified Employee dies prior to his benefit commences under this paragraph, the distributions shall be made to the Beneficiary in accordance with paragraph (3) below.

(2)                                  (A)                              Notwithstanding anything in this Article VII to the contrary, at the time of each election to defer under paragraph (a) of Article V, a Participant may elect to receive a distribution of such deferred amounts (plus earnings or losses thereon) in a lump sum as of a specified future calendar year date. The date of distribution elected by the Participant shall be at least five full calendar years following the Participant’s deferral election. Any distribution pursuant to this subparagraph shall be made as of January 1 of the calendar year selected by the Participant for the receipt of his distribution.

(B)                                Effective as of January 1, 2009, an election made pursuant to paragraph (b)(2)(A) above is generally irrevocable unless the Participant requests a change and (i) the change does not take effect until at least 12 months after the date on which the election is made, (ii) the change is made at least 12 months prior to the date the payment is scheduled to commence, and (iii) payment is deferred for a period of not less than 5 years from the date payment would otherwise have been made (unless payment is being made for death) and such request is permitted under Section 409A of the Code.

(C)                                If the Participant dies or there is a Change in Control prior to the distribution date or dates elected in accordance with subparagraph (3) and (4) below and the election made under this subparagraph (2) shall be null and void.

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(3)                                  Distributions on account of a Change in Control shall commence on the first day of the second month following the Change in Control.

(4)                                  Distributions on account of a Participant’ death shall commence on the first day of the second month following the date of the Participant’s death.

(c)                                  Form of Benefit Payment.

(1)                                  (A)                              If the Participant incurs a Separation from Service, a Participant shall elect one of the following forms of payment for his benefit upon commencing participation in the Plan or prior to December 31, 2008, if later:

(i)                                     a lump sum, or

(ii)                                  annual installments over a period of 5, 10 or 15 years.

(B)                                In the event a Participant elects installment payments, each such payment shall be equal to the balance in the Participant’s Account as of the end of the valuation date immediately preceding the date of payment, divided by the number of payment years remaining. The initial installment payment shall be paid on the date specified in (b) above and therefrom, on the anniversary of the Participant’s Separation from Service.

(C)                                Effective as of January 1, 2009, an election made pursuant to (c)(1) above is generally irrevocable unless the Participant requests a change and (i) the change does not take effect until at least 12 months after the date on which the election is made, (ii) the change is made at least 12 months prior to the date the payment is scheduled to commence, and (iii) payment is deferred for a period of not less than 5 years from the date payment would otherwise have been made (unless payment is being made for death) and such request is permitted under Section 409A of the Code.

(2)                                  In the event that the Participant (or in the case of death, the Participant’s Beneficiary) is entitled to a benefit under this Plan as a result of a Change in Control, the Participant’s benefit shall be paid in a lump sum. If the Participant dies before he has commenced receiving benefits under the Plan, the death benefit shall be paid to his Beneficiary or Beneficiaries designated to receive such benefits in a lump sum. If a Participant dies after benefits have commenced, but before he has received all of his benefits under the Plan, all unpaid amounts shall be paid to his Beneficiary or Beneficiaries in a lump sum.

(d)                                 Vesting of Amounts Credited to Participants. A Participant shall be fully vested in all of his Accounts at all times.

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(e)                                  Accelerated Distribution for Unforeseeable Emergency. If a Participant suffers an unforeseeable emergency, the Plan Administrator may, in its discretion, accelerate the distribution of all or a portion of the amounts credited to his Accounts. Any such accelerated distribution shall be made in a lump sum as soon as administratively practicable following a determination that the Participant has incurred an unforeseeable emergency. The amount of any such distribution shall be limited to the amount necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution.

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ARTICLE VIII

Amendment and Termination

(a)                                  Amendment and Termination. The Plan may be amended at any time, or from time to time, by the Company, and the Plan may be terminated at any time by the Company. Any such amendment or termination shall be ratified and approved by the Company’s Board of Directors. Notice of any such amendment or termination shall be given in writing to each Participant having an interest in the Plan. The ability of the Company to terminate the Plan shall comply with Section 409A of the Code and the regulations thereunder.

(b)                                 Effect of Amendment or Termination.

(1)                                  No amendment or termination of the Plan shall affect the rights of any Participant with respect to any Accrued Benefits determined as of the date of such amendment or termination.

(2)                                  In the event that the Plan is terminated, the Participant’s Accrued Benefit shall be distributed to the extent permitted under Section 409A of the Code. The timing and manner of the distribution of benefits in connection with any termination of the Plan shall comply with Section 409A of the Code and the regulations thereunder. No payment of any Participant’s benefit under the Plan may be accelerated as a result of the termination of the Plan unless:

(A)                              the Plan is terminated within the period of 30 days preceding or the 12 months following a “Change in Control” event (as the term is defined in Treasury Regulations Section 1.409A-2(g)(4));

(B)                                the Plan is terminated within 12 months of a corporate dissolution or is terminated with the approval of a bankruptcy court overseeing a bankruptcy of the Company;

(C)                                The Company terminates this Plan and all other similar deferred compensation arrangements that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c), provided that (i) any benefits payable as a result of the termination (other than benefits that would have been payable under the terms of the Plan without regard to the termination) are not paid until at least 12 months after the date of termination of the Plan, (ii) all benefit payments under the Plan are completed within 24 months after the date of termination of the Plan, and (iii) the Company does not adopt a new or replacement deferred compensation plan within 5 years after the date of termination of the Plan.

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ARTICLE IX

Miscellaneous

(a)                                  Payments to Minors and Incompetents. if the Plan Administrator receives satisfactory evidence that a person who is entitled to receive any benefit under the Plan, at the time such benefit becomes available, is a minor or is physically unable or mentally incompetent to receive such benefit and to give a valid release therefore, and that another person or an institution is then maintaining or has custody of such person, and that no guardian committee, or other representative of the estate of such person shall have been duly appointed, the Plan Administrator may authorize payment of such benefit otherwise payable to such person to such other person or institution; and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

(b)                                 Plan Not a Contract of Employment. The Plan shall not be deemed to constitute a contract between the Company or a Related Employer and any Participant, nor to be consideration for the employment of any Participant. Nothing in the Plan shall give a Participant the right to be retained in the employ of the Company or a Related Employer; all Participants shall remain subject to discharge or discipline as employees to the same extent as if the Plan had not been adopted.

(c)                                  No Interest in Assets. Nothing contained in the Plan shall be deemed to give any Participant any equity or other interest in the assets, business or affairs of the Company or a Related Employer. No Participant in the Plan shall have a security interest in assets of the Company or a Related Employer used to make contributions or pay benefits.

(d)                                 Recordkeeping. Appropriate records shall be maintained for the Plan, subject to the supervision and control of the Plan Administrator.

(e)                                  Non-Alienation of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person. If any person entitled to benefits under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, or if any attempt shall be made to subject any such benefit to the debts, contracts, liabilities, engagements or torts of the person entitled to any such benefit, except as specifically provided in the Plan, then such benefits shall cease and terminate at the discretion of the Plan Administrator. The Plan Administrator may then hold or apply the same or any part thereof to or for the benefit of such person or any dependent or beneficiary of such person in such manner and proportions as it shall deem proper.

(f)                                    Severability. The invalidity of any portion of this Plan shall not invalidate the remainder and the remainder shall continue in full force and effect.

(g)                                 Section 409A Compliance. The Company intends for this Plan to conform in all respects to the requirements under Section 409A of the Code, the failure of which would result in the imposition or accrual of penalties, interest or additional taxes under Section 409A of the Code (the “Section 409A Requirements”). Accordingly, the Company intends for this Plan to be interpreted, construed, administered and applied in a manner as shall meet and comply with the Section 409A Requirements, and in the event of any inconsistency between this Plan and the Section 409A Requirements, this Plan shall be reformed so as to meet the Section 409A Requirements. Any reference in this Plan to Section 409A of the Code, or any subsection thereof, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published rulings, notices and similar announcements issued by the Internal Revenue Service under or interpreting Section 409A of the Code and regulations (proposed, temporary or final) issued by the Secretary of the Treasury under or interpreting Section 409A of the Code.

(h)                                 State Law. This Plan shall be construed in accordance with the laws of Florida.

(i)                                     Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or a Related Employer or by the merger or consolidated of the Company or a Related Employer into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Article VIII.

(j)                                     Liability Limited. In administering the Plan, neither the Plan Administrator nor any officer, director or employee thereof, shall be liable for any act or omission performed or omitted, as the case may be, by such person with respect to the Plan; provided, that the foregoing shall not relieve any person of liability for gross negligence, fraud or bad faith. The Plan Administrator, its officers, directors and employees shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports that shall be furnished by any actuary, accountant, trustee, insurance company, consultant, counsel or other expert who shall be employed or engaged by the Plan Administrator in good faith.

(k)                                  Protective Provisions. Each Participant shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Plan Administrator may deem necessary and taking such other relevant action as may be requested by the Plan Administrator. If a Participant refuses so to cooperate or makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder to such Participant or his Beneficiary, provided that, in the Plan Administrator’s sole discretion, benefits may be payable in an amount reduced to compensate the Company or a Related Employer for any loss, cost, damage or expense suffered or incurred by the Company as a result in any way of such action, misstatement or nondisclosure.

(l)                                     General Conditions. Any Qualified Plan Contribution shall be made solely in accordance with the terms and conditions of the Qualified Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plan.

(m)                               Plan Benefits Not Compensation. The benefit payable to an Employee under this Plan shall not be deemed salary or other compensation for the purpose of computing any benefit to which an Employee may be entitled under the Company’s Qualified Plan, group insurance plan or any other benefit program maintained by the Company.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers on this 17th day of December, 2008.

WALTER INDUSTRIES, INC.

By:	/s/ Larry E. Williams

Title:	SVP Human Resources

“COMPANY”